ePlus Announces Settlement with GMAC

HERNDON, VA - July 27, 2006 - ePlus inc. (Nasdaq NM: PLUS - news), announced today that it has settled a lawsuit with GMAC Commercial Finance, LLC (“GMAC”). The financial terms of the settlement include a cash payment of $6,000,000 from ePlus to GMAC, which ePlus has paid.

As previously disclosed, GMAC filed suit against ePlus Group, Inc. on January 4, 2005 seeking repayment of three underlying non-recourse promissory notes totaling approximately $10,646,000. Including interest and legal fees, the total claim sought by GMAC was approximately $13.4 million. The trial was to begin on Monday, July 24, 2006. The suit was in connection with an alleged breach of warranties regarding an assignment of debt on a non-recourse basis from ePlus Group, Inc., as lessor, for leases with lessee Cyberco Holdings, Inc. (“Cyberco”). In June 2006, one of the principals of Cyberco pled guilty to fraud, money laundering, and conspiracy. Cyberco, related affiliates, and at least one principal are in Chapter 7 bankruptcy, and no future payments are expected from Cyberco. The U.S. Attorney has asserted that Cyberco defrauded approximately 40 financial institutions of approximately $90 million.

The Company stated that although it believed it had a strong case on the law and facts, the pre-trial process created an unusual amount of uncertainty because there were no pre-trial rulings on motions regarding issues of law, fact or contract interpretations. Therefore, on advice of counsel, the Company decided a settlement was in its best interest. The Company believes the after-tax net cash outflow resulting from the settlement will be approximately $3.6 million. The settlement, which was unanticipated, has been recorded in the year ended March 31, 2006.

About ePlus:

ePlus is a leading provider of Enterprise Cost Management solutions to information technology, finance, procurement, operations, and supply chain professionals who want to reduce the costs of finding, purchasing, managing, and financing information technology goods and services. Our Enterprise Cost Management solutions provide sourcing, procurement, spend analytic, supplier management, document collaboration, asset management, professional services, and leasing to ePlus’ 2,000+ customers. Founded in 1990, the company is headquartered in Herndon, VA and has more than 30 locations in the U.S. For more information, visit http://www.eplus.com, call 888-482-1122, or email info@eplus.com.

ePlus® and ePlus Enterprise Cost Management®, and/or other ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries. The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Statements in this press release, which are not historical facts, may be deemed to be "forward-looking statements". Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the final determination of the other lawsuit involving Cyberco; the extent to which we may be required to indemnify GMAC and/or its affiliates under the stipulation of settlement; the final determination of the Company’s appeal relating to insurance coverage for the settlement payment to GMAC; the risk that GMAC’s original claims be reinstated if certain terms of the stipulation of settlement are not complied with or any portion of the settlement payment by the Company is voided, rescinded, set aside, or must otherwise be returned or repaid; the existence of demand for, and acceptance of, our services; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; our reliance on our management team; and other risks or uncertainties detailed in our Securities and Exchange Commission filings.

All information set forth in this release and its attachments is as of July 27, 2006. ePlus inc. undertakes no duty to update this information. More information about potential factors that could affect ePlus inc.’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, the Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the SEC and available at the SEC’s website at http://www.sec.gov/.
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Contact:	Kley Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150